Exhibit 14c

Adoption Agreement For
Legg Mason Wood Walker, Inc.
Savings Incentive Match Plan for Employees ("Simple Plan")


     The undersigned Employer adopts the Legg Mason Wood Walker, Inc. Savings Incentive Match Plan for Employees ("Simple Plan") on behalf of those Employees who shall qualify as Participants hereunder, to be known as the

      A1 _______________________________________________________________________


 Employer Information

      B1 Name of Employer:     a. ______________________________________________

                               b. ______________________________________________

      B2 Address:              a. ______________________________________________


                               b. ________________   c. ____________  d. _______
                                        City                State          Zip

                               e. (_____) ______________________________________
                                               Telephone
                               f. ______________________________________________
                                               FAX/e-mail

      B3  Employer Tax Identification Number:  a. _______ - ____________________

      B4 Type of Entity: (To be eligible to adopt the Simple Plan, the entity must be an Eligible Employer as described in Section 1.11 the Plan document.):

          a. [ ] S Corporation
          b. [ ] Professional Service Corporation
          c. [ ] Corporation
          d. [ ] Sole Proprietorship
          e. [ ] Partnership
          f. [ ] Limited Liability Company
          g. [ ] Tax-Exempt Entity (under Internal Revenue Code ss. ___________)
          h. [ ] Governmental Entity
          i. [ ] Other _________________________________________________________


      B5 Controlled Group or Affiliated Service Group (check all that apply). The Employer is a:

          a. [ ] Member of a controlled group?
          b. [ ] Member of affiliated service group?

      B6 Employer's Tax Year _______________________ (enter first and last day of year).

                                                                               1

Copyright 1992 Legg Mason Wood Walker, Inc.

LEGG MASON


Effective Date

      C1  Initial Adoption

          The Effective Date of this Plan is ____________, ____________.

          Note: The effective date usually is the January 1 coincident with or next following the day on which this Adoption Agreement is signed. However, the effective date may be any date during the calendar year which is on or after the day on which this Adoption Agreement is signed.

      C2  Amendment and Restatement Adoption

          The Effective Date of this Amendment and Restatement of this Plan is January 1, __________. (This date can be the January 1 of the current year or of any later year.) The initial effective date of this Plan was __________, __________.


Eligibility

      D1 Service and Compensation Conditions of Eligibility (leave blank if all
         Employees, except those excluded under D2, are eligible to participate and no service and compensation is required)

         To be eligible to participate for the calendar year, an Employee must reasonably be expected to receive at least $____________ (enter a $ amount not in excess of $5,000) in compensation for the calendar year, and the Employee must have received at least $____________ (enter a $ amount not in excess of $5,000) in compensation during any ____________ (enter 0, 1 or 2) calendar year(s) preceding the calendar year.

      D2 Exclusions from Eligibility

         All employees of the Employer shall be eligible to participate in the Plan, except the following classes of employees:

         a. [ ] Employees covered under a collective bargaining agreement which does not provide for participation in the Plan and for which retirement benefits were the subject of good faith bargaining.

         b. [ ] Employees who are nonresident aliens (as defined in Code Section 7701(b)(1)(B)) who receive no U.S. source (as defined in Code
         Section 861(a)(3)) earned income (as defined in Code Section
         911(d)(2)).

         c. [ ] Leased Employees who are not required to be treated as Employees of the Employer because of participation in a "safe-harbor" plan described in Code ss.414(n)(5).


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LEGG MASON


Salary Reduction Elections

      E1 An eligible Employee may elect to reduce his or her Compensation by a percentage for each pay period. The total amount of salary reduction for any calendar year may not exceed $6,000 (as indexed by cost-of-living adjustments in increments of $500). For any Plan year, an eligible Employee may make or modify a salary reduction election during the 60-day period immediately preceding the first day of the Plan year. In addition, the Employee may make salary reduction contributions to the Plan, during any other period elected below by the Employer and permitted under applicable law. No salary reduction election may apply to Compensation that an Employee has received, or has an immediate right to receive, before making the salary reduction election.

         (OPTIONAL) In addition to the 60-day period preceding each Plan year, an eligible Employee may make salary reduction elections or modify prior salary reduction elections to be effective:

         [ ]   July 1 of each calendar year.
         [ ]   April 1, July 1 or October 1 of each calendar year.
         [ ]   The first day of any month during each calendar year.
         [ ]   On any day during the calendar year.

         An eligible Employee may terminate his or her salary reduction election at any time during the calendar year, but may resume salary reduction contributions only on the dates specified above.


Contributions

         Salary Reduction Contributions. For any Employee who elects salary reduction contributions, the Employer shall contribute the amount of the salary reduction contribution to the Employee's Simple IRA.

         Employer Contributions. Each calendar year, the Employer will contribute a Matching Contribution or a Nonelective Contribution to the Simple IRA of each eligible Employee. (OPTIONAL-leave blank if all Employees, except those excluded under D2, are eligible to participate and no minimum level of Compensation is required) For any calendar year for which the Employer makes a Nonelective Contribution, the Employer will contribute the Nonelective Contribution to the Simple IRA of any eligible Employee who receives at least $____________ (enter a $ amount not in excess of $5,000) in compensation for the calendar year.


Preferred Financial Institution

         Legg Mason Wood Walker, Inc. is the preferred financial institution for receiving contributions made pursuant to the Plan and for depositing the contributions to the Simple IRA of each eligible Employee upon receipt of the contributions from the Employer.

         However, Legg Mason Wood Walker, Inc. is not designated as the only financial institution for receiving contributions made pursuant to the Plan and for depositing the contributions to the Simple IRA of each eligible Employee upon receipt of the contributions from the Employer. Therefore, upon the request of any Participant, Legg Mason Wood Walker, Inc. will transfer the Participant's balance in the Participant's Simple IRA established with Legg Mason Wood Walker, Inc. under this Plan to another IRA, but subject to any applicable cost or penalty.

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LEGG MASON


         By signing this adoption agreement, the employer:

               1. Certifies it has consulted with legal counsel regarding the effects of this plan on all parties;

               2. Certifies that, prior to the date an eligible employee becomes a participant in this plan, a Legg Mason (or other financial institution) IRA adoption agreement shall have been executed by the eligible employee and be in effect and that all contributions to this plan shall be made only to IRAs maintained pursuant to such agreements.

               IN WITNESS WHEREOF, the Employer (and adopting Affiliated Employers, if any) hereby cause this Plan to be executed this __________ day of ____________________, 19_____.

______________________________________________________   By:____________________________________________________________
        Type or Print Affiliated Employer's Name               Type or Print Name and Title of Signing Officer:

                                                         _______________________________________________________________


______________________________________________________   By:____________________________________________________________
        Type or Print Affiliated Employer's Name               Type or Print Name and Title of Signing Officer:

                                                         _______________________________________________________________


______________________________________________________   By:____________________________________________________________
        Type or Print Affiliated Employer's Name               Type or Print Name and Title of Signing Officer:

                                                         _______________________________________________________________


         Legg Mason Wood Walker, Inc. shall not be bound by the terms of this Agreement unless a duly authorized representative of Legg Mason Wood Walker, Inc. executes this Agreement on the space provided below. A person shall have Legg Mason Wood Walker, Inc.'s consent to the adoption of the Plan and shall be entitled to rely upon the opinion letter issued by the Internal Revenue Service approving as acceptable the form of the Plan only if Legg Mason Wood Walker, Inc. executes this Agreement and only if, and as long as, the representations of the Employer made in this Adoption Agreement are, and continue to be, true and correct.

         Legg Mason Wood Walker, Inc.'s Acceptance:

         By: ___________________________________________________

             Print Name: _______________________________________

             Print Title: ______________________________________

             Date: _____________________________________________

Legg Mason Wood Walker, Inc.
Savings Incentive Match Plan for Employees
Disclosure Statement

     Your Employer has adopted the Legg Mason Wood Walker, Inc. Savings Incentive Match Plan for Employees ("Simple Plan") for the benefit of its eligible employees. The information provided below explains what a Simple Plan is, how contributions are made, and how to treat your Employer's contributions for tax purposes.

     Please read the questions and answers carefully. For more specific information, also see the Plan and Adoption Agreement.

Questions and Answers

     (Section references are to the Internal Revenue Code, unless otherwise noted.)

1.   Q.  What is a Simple Plan?

     A. A Simple Plan is a retirement income arrangement under which you may make Salary Reduction Contributions, and your Employer may contribute a Matching Contribution or a Nonmatching Contribution into your own Individual Retirement Account/Annuity (IRA). Prior to November 2 of each year, your Employer will tell you, in writing, whether a Matching Contribution or a Nonmatching Contribution will be made by the Employer for the next year.

     Your Salary Reduction Contributions must equal a percentage of your Compensation and are limited to no more than $6,000 (subject to indexing each year) per year.

     The Matching Contribution will equal the amount of your Salary Reduction Contributions for the year, but is limited to no more than 3% of your Compensation. Prior to November 2 of each year, the Employer may elect to limit the Matching Contribution to less than 3% of Compensation (but no less than 1% of Compensation), and will tell you, in writing, the Matching Contribution limit for the next year.

     The Nonmatching Contribution will equal 2% of Compensation of all Employees eligible to participate in the Plan for the year who receive at least $5,000 (or such lesser amount elected by the Employer in the Adoption Agreement) of Compensation from the Employer during the year.

     All amounts contributed by the Employer to your IRA belong to you, even after you separate from employment with the Employer.

2. Q. What is included in my Compensation for the year?

     A. Compensation under the Plan means all of your wages paid by the Employer during the year, which are subject to federal income tax withholding, and certain Salary Reduction Contributions (for example, Salary Reduction Contributions to this Plan). Compensation for any Self-Employed Individual means Earned Income. Compensation is limited each year to an indexed dollar limit, which is one hundred sixty thousand dollars ($160,000.00) for 1997.

3. Q. How do I treat contributions to the Plan for federal tax purposes?

     A. The amount your Employer contributes to the Plan is not subject to tax and is not reported as taxable wages on your Form W-2 until it is distributed to you from the Plan. The amount of your Salary Reduction Contributions is not subject to tax and is not reported as taxable wages on your Form W-2 until it is distributed to you from the Plan. However, the amount of your Salary Reduction Contributions is subject to FICA taxes in the year it is contributed to the Plan.

4. Q. May I also contribute to my IRA if I am a participant in a Simple Plan?

     A. Yes. You may still contribute the lesser of $2,000 of 100% of your Compensation to an IRA. However, the amount of the contribution which is deductible is subject to certain limitations.

5. Q. Am I required to participate in the Simple Plan?

     A. Once you have met the eligibility requirements for the Plan, you automatically will become a participant in the Plan. However, you are not required to make Salary Reduction Contributions to the Plan. If you do not make Salary Reduction Contributions to the Plan, you will only receive an Employer contribution in those years, if any, that the Employer elects to make a Nonmatching Contribution to the Plan.

6. Q. Can I move amounts from the IRA which receives the Simple Plan contributions ("Simple Plan IRA") to another IRA?

     A. Yes. If a distribution from the Simple Plan is made during the 2 year period beginning on the date you first participated in the Salary Reduction Contribution feature of the Plan, the distribution can be rolled over only to another Simple Plan IRA. Any other distribution from the Simple Plan can be rolled over to another Simple Plan IRA or into any other IRA.

7. Q. Can I withdraw the amounts contributed to the Simple Plan IRA?

     A. Yes. You may withdraw amounts from the IRA to which the Simple Plan contributions are made. However, any early distribution (for example, a distribution before you attain age 59 1/2) from a Simple Plan IRA is subject to a 10% early distribution excise tax. In addition, if a distribution is made from a Simple Plan IRA before the second anniversary of the date you first participated in the Simple Plan, a 25% excise tax is imposed on any early distribution instead of the 10% early distribution excise tax.

8. Q. May I participate in the Simple Plan if I participate in another plan?

     A. Your Employer cannot maintain any other qualified plan at the same time as the Employer maintains a Simple Plan. However, you may participate in a qualified plan of another employer at the same time as you participate in your Employer's Simple Plan. Your Salary Reduction Contributions to the Simple Plan will be affected by any Salary Reduction Contributions you make to any other Simple Plan or to any other qualified plan.

9. Q. Do I need to file any additional forms with the IRS because I participate in a Simple Plan?

     A.  No.

10. Q. Is my Employer required to provide me with information about Simple Plan IRA's and the Simple Plan?

     A. Yes. Each year, your Employer must provide you with a copy of the Simple Plan and Adoption Agreement, an Employee Notification, and a Salary Reduction Agreement. These documents must be provided before November 2 of each year.

11. Q. Is the financial institution where I establish my IRA also required to provide me with information?

     A. Yes. The financial institution must provide you with a disclosure statement which contains the following items of information in plain nontechnical language:

(1)  The statutory requirements that relate to your IRA;

(2) The tax consequences that follow the exercise of various options and what those options are;

(3) Participation eligibility rules, and rules on the deductibility and nondeductibility or retirement savings;

(4) The circumstances and procedures under which you may revoke your IRA, including the name, address, and telephone number of the person designated to receive notice of revocation (this explanation must be prominently displayed at the beginning of the disclosure statement);

(5) Explanations of when penalties may be assessed against you because of specified prohibited or penalized activities concerning you IRA; and

(6) Financial disclosure information which:

(a) Either projects value growth rates of your IRA under various contribution and retirement schedules, or describes the method of computing and allocating annual earnings and charges which may be assessed;

(b) Describes whether, and for what period, the growth projections for the plan are guaranteed, or a statement of the earnings rate and terms on which the projection is based; and

(c) States the sales commission to be charged in each year expressed as a percentage of $1,000.

     See Publication 590, "Individual Retirement Arrangements", which is available at most IRS offices, for a more complete explanation of the disclosure requirements.

     In addition to the disclosure statement, the financial institution is required to provide you with a financial statement each year. It may be necessary to retain and refer to statements for more than one year in order to evaluate the investment performance of your IRA and in order that you will know how to report IRA distributions for tax purposes.

Notice To Adopting Employer

     On August 20, 1996, the President signed The Small Business Job Protection Act of 1996 (the "Act"). In addition to increasing the minimum wage, the Act changes several provisions of the Internal Revenue Code which affect retirement plans sponsored by Employers. One of the most significant changes is the addition of a new type of retirement arrangement which can be adopted by Employers--called the "SIMPLE" plan--which replaces the currently permitted salary reduction SEP retirement arrangement.

     The following questions and answers describe the new SIMPLE alternative. This Guide is intended to highlight, in a useful and understandable way, some of the alternatives available and issues that should be considered under the new SIMPLE rules. It is not, and should not be used as, legal or tax advice. The best alternative for the Employer will depend on individual circumstances. The Employer should consult with a knowledgeable tax advisor before selecting the alternative that best meets the Employer's goals.

What is a SIMPLE?

     SIMPLE is the acronym for Savings Incentive Match Plan for Employees. A SIMPLE can be either a part of a 401(k) plan or an IRA for each eligible employee. There are some differences between a SIMPLE IRA and a SIMPLE 401(k). The following describes the rules applicable to a SIMPLE IRA.

Who Can Adopt a Simple Plan?

     A Simple Plan can be adopted by an Employer with no more than 100 employees who received compensation from the Employer of at least $5,000 (or such lesser amount elected by the Employer) during the preceding year. If the Employer meets the "no more than 100 employees" requirement for at least one year, and then fails to meet this requirement, the Employer can continue to maintain the Simple Plan for up to two additional years. The Employer cannot maintain any other retirement plan, other than a frozen plan, during any year that the Employer maintains a Simple Plan.

     Since 1986, many tax-exempt Employers have been unable to offer a pre-tax salary reduction feature to employees. Because tax-exempt Employers can adopt a Simple Plan, for the first time since 1986, these tax-exempt Employers will be able to implement an employee pre-tax salary reduction feature by adopting a Simple Plan. Any Employer meeting the requirements described in the preceding paragraph, including tax-exempt and governmental Employers, can adopt the Simple Plan.

Who Can Contribute to a Simple Plan?

     The only contributions permitted to a Simple Plan are employee salary reduction contributions--called "elective Employer contributions" under the Simple Plan rules--and Employer matching or Employer nonmatching contributions.

What Are the Simple Plan Contribution Requirements?

     An Employer contribution is required every year under a Simple Plan. Employee contributions must be expressed as a percentage of compensation and cannot exceed $6,000 (subject to cost of living adjustments in $500 increments) in any calendar year. The Employer contribution must be either a matching contribution equal to 100% of the first 3% of compensation contributed by the employee, or a nonmatching contribution equal to 2% of compensation of all employees eligible to participate in the plan who receive at least $5,000 (or such lesser amount elected by the Employer) of compensation from the Employer during the year. If the Employer elects to make the 2% nonmatching contribution for any year, the Employer must notify participants of this decision within a reasonable period of time before the November 1 prior to the year.

     Under a special rule, the Employer can elect to reduce the 3% matching contribution to a lesser percentage (but not less than 1%) matching contribution for a year as long as the reduced matching contribution is not made in more than 2 years out of the 5 year period ending with the year. For purposes of this rule, the Employer is treated as having made the 3% matching contribution in any year prior to the year the plan is adopted. If the Employer elects to make the reduced matching contribution for any year, the Employer must notify participants of this decision within a reasonable period of time before the November 1 prior to the year.

Can a Simple Plan Have a Vesting Schedule for Employer Contributions?

     No. All contributions to a Simple Plan must be 100% vested when contributed.

Are There Any Nondiscrimination Rules Applicable to a Simple Plan?

     No. If the Employer meets the Simple Plan contribution requirements, the plan does not need to meet any nondiscrimination requirements for the year.

Are the Top-Heavy Rules Applicable to a Simple Plan?

     No. A Simple Plan is exempt from the top-heavy rules which require minimum contributions and vesting when the "key employee" participants in a qualified plan hold in their accounts more than 60% of the assets of the plan.

Are There Any Participation Requirements Applicable to a Simple Plan?

     Yes. All employees who received at least $5,000 (or such lesser amount elected by the Employer) in compensation from the Employer during any 2 preceding calendar years, and who reasonable are expected to receive at least $5,000 (or such lesser amount elected by the Employer) in compensation from the Employer during the current year must be eligible to participate in the plan. However, the Employer may exclude from participation in the plan union employees (who have bargained with respect to retirement benefits), and nonresident aliens who receive no U.S. source income.

Are There Any Requirements on the Timing of Salary Reduction Contribution Elections?

     A Simple Plan IRA must, at a minimum, permit eligible employees to (1) make, or modify, salary reduction contribution elections during the 60 day period before the start of any calendar year, and (2) terminate a salary reduction agreement at any time during the year. The Employer is permitted to permit additional changes to salary reduction contributions during the year, but is not required to do so.

When Must Contributions to a Simple Plan be Made By the Employer?

     Salary reduction contributions must be contributed to employees' IRA accounts no later than 30 days after the end of the month to which the contributions relate. Employer contributions must be made no later than the date for filing the Employer's tax return for the year, including extensions.

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LEGG
MASON

Does the Early Distribution Excise Tax Apply to Simple Plan Distributions?

     Yes. An early distribution (e.g., a distribution before the individual has attained age 59 1/2) from a Simple Plan is subject to the 10% excise tax on early distributions. In addition, if a distribution is made from a Simple Plan IRA before the second anniversary of the date the individual first participated in the plan, a 25% excise tax is imposed on the distribution. This tax is in place of, and not in addition to, the 10% early distribution excise tax.

What Are the Annual Reporting Requirements for a Simple Plan?

     The Employer's only reporting requirement is to notify eligible employees of their right to make salary reduction elections immediately before November 1 each year. This notice must include the notice provided by the trustee to the Employer each year. The trustee must provide to the Employer each year a description containing (1) the name and address of the Employer and the trustee,
(2) the requirements for eligibility for participation, (3) the benefits provided with respect to the arrangement, (4) the time and method of making elections with respect to the Simple Plan, and (5) the procedures for, and effects of, withdrawals (including rollovers) from the Simple Plan. In addition, the trustee must file the previously required IRA annual report with the Secretary of the Treasury and send each Simple Plan participant, by January 30, a statement with respect to the account balance as of the close of, and any account activity during, the calendar year.

Are There Different Fiduciary Responsibilities Imposed on a Simple Plan?

     The Employer (and any other plan fiduciary) will not be subject to fiduciary liability resulting from the employee (or beneficiary) exercising control over the assets in the Simple Plan. For this purpose, an employee (or beneficiary) is treated as exercising control over the assets in the Simple Plan upon the earlier of (1) an affirmative election with respect to the initial investment of any contributions, (2) a rollover contribution (including a trustee-to-trustee transfer) to another Simple Plan or IRA, or (3) one year after the Simple Plan is established.

What Are the Rollover Rules for a Simple Plan?

     If a distribution from a Simple Plan IRA is made during the 2 year period beginning on the date the individual first participated in the salary reduction feature of the Employer's Simple Plan IRA, the distribution can be rolled over only to another Simple Plan IRA. Any other distribution from a Simple Plan IRA can be rolled over to another Simple Plan IRA or into any other IRA. A Simple Plan IRA can accept rollover contributions from another Simple Plan IRA.

When Can An Employer Adopt a Simple Plan?

     Under the Act, an Employer can adopt a Simple Plan on or after January 1, 1997. The Act also prohibits the adoption of a new salary reduction SEP on or after January 1, 1997. Salary reduction SEP's adopted before January 1, 1997 and SEP's without salary reduction features adopted before, on or after January 1, 1997 still are permitted.

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LEGG MASON

Salary Reduction Agreement

I. Salary Reduction Election

     Subject to the requirements of the Simple plan of _____________________,
                                                         (name of employer)
I authorize _____% or $_____ (which equals _____% of my current rate of pay) to be withheld from my pay for each pay period and contributed to my IRA as a salary reduction contribution.

II. Maximum Salary Reduction

     I understand that the total amount of my salary reduction contributions in any calendar year cannot exceed $6,000.*

III. Date Salary Reduction Begins

     I understand that my salary reduction contributions will start as soon as permitted under the Plan and as soon as administratively feasible or, if later, __________ (Fill in the date you want the salary reduction contributions to begin. The date must be after you sign this agreement.)


IV. Negative Election (Check This Election If You Do Not Wish To Make Salary Reduction Contributions

    [ ] I understand that I am permitted to elect salary reduction contributions to the Simple plan, but I hereby elect not to make any salary reduction contributions to the Simple plan.

V. Duration of Election

     This salary reduction agreement replaces any earlier agreement and will remain in effect as long as I remain an eligible employee under the Simple Plan or until I provide my employer with a request to end my salary reduction contributions or provide a new salary reduction agreement as permitted under the Simple Plan.

Signature of employee ________________________________________________________

Date: ________________________________________________________________________

*This amount will be adjusted to reflect any annual cost-of-living increases announced by the IRS.


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                                                                              12


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LEGG MASON

Notification to Eligible Employees

I. Opportunity to Participate in the Simple Plan

     You are eligible to make salary reduction contributions to the Simple Plan. This notice and the attached documents provide you with information that you should consider before you decide whether to start, continue, or change your salary reduction agreement.

II. Employer Contribution Election

     For the _____ calendar year, the employer elects to contribute to your Simple IRA (employer must select either (1), (2), or (3):

   [ ] (1) A matching contribution equal to your salary reduction contributions up to a limit of 3% of your compensation for the year;

   [ ] (2) A matching contribution equal to your salary reduction contributions up to a limit of _____% (employer must insert a number from 1 to 3 and is subject to certain restrictions) of your compensation for the year; or

   [ ] (3) A nonelective contribution equal to 2% of your compensation (limited to $160,000)* for the year if you are an employee who makes at least $______ (employer must insert an amount that is $5,000 or less) in compensation for the year.

III. Administrative Procedures

     If you decide to start or change your salary reduction agreement, you must complete the salary reduction agreement and return it to _____________________ ________________ (employer should designate a place or individual) by __________ (employer should insert a date that is not less than 60 days after notice is given.)

     * This amount will be adjusted to reflect any annual cost-of-living adjustments announced by the IRS.


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                                                                              14

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LEGG MASON


Legg Mason Wood Walker, Inc.
Simplified Employee Pension Plan Contribution Transmittal

This contribution is for  A. The calendar year beginning in 199__.
                          B. The Employer's fiscal year beginning on
                             ________________________ and ending on
                                 Month     Year
                             ________________________.
                                 Month     Year

Employer Name ________________________________________
Employer Address _____________________________________
Telephone  (______)___________________________________


                                                                                Amount of                Amount of
             Employee Name                    Account Number             Employee Contribution     Employer Contribution
 1. ______________________________________________________________ $____________________________  $________________________
 2. ______________________________________________________________ $____________________________  $________________________
 3. ______________________________________________________________ $____________________________  $________________________
 4. ______________________________________________________________ $____________________________  $________________________
 5. ______________________________________________________________ $____________________________  $________________________
 6. ______________________________________________________________ $____________________________  $________________________
 7. ______________________________________________________________ $____________________________  $________________________
 8. ______________________________________________________________ $____________________________  $________________________
 9. ______________________________________________________________ $____________________________  $________________________
10. ______________________________________________________________ $____________________________  $________________________
11. ______________________________________________________________ $____________________________  $________________________
12. ______________________________________________________________ $____________________________  $________________________
13. ______________________________________________________________ $____________________________  $________________________
14. ______________________________________________________________ $____________________________  $________________________
15. ______________________________________________________________ $____________________________  $________________________
16. ______________________________________________________________ $____________________________  $________________________
17. ______________________________________________________________ $____________________________  $________________________
18. ______________________________________________________________ $____________________________  $________________________
19. ______________________________________________________________ $____________________________  $________________________
20. ______________________________________________________________ $____________________________  $________________________
21. ______________________________________________________________ $____________________________  $________________________
22. ______________________________________________________________ $____________________________  $________________________
23. ______________________________________________________________ $____________________________  $________________________
24. ______________________________________________________________ $____________________________  $________________________
25. ______________________________________________________________ $____________________________  $________________________
                                                                   $____________________________  $________________________
                                                                    Total of Employee              Total of Employer
                                                                    Contributions                  Contributions

Please remit this completed Transmittal Form with a check for the total contributions to:          $_________________________
                                                  Legg Mason Investment Executive                  Total of All Contributions

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                                                                              16

LEGG MASON


                          Legg Mason Wood Walker, Inc.
                          Savings Incentive Match Plan


                               [LEGG MASON LOGO]

Savings Incentive Match Plan for Employees
Basic Plan Document

     This Plan is intended to meet the requirements for a Savings Incentive Match Plan for Employees ("Simple Plan") under Code Section 408(p), as amended from time to time, and, to the extent applicable, the requirements under the Act, as amended from time to time. This Simple Plan must be used with Simple IRAs.

Article I
Definitions

     1.1 ACT means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

     1.2 ADOPTION AGREEMENT means the separate agreement executed by the Employer which sets forth the elective provisions of the Plan as specified by the Employer.

     1.3 AFFILIATED EMPLOYER means the Employer and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).

     1.4 CODE means the Internal Revenue Code of 1986, as it may be amended from time to time.

     1.5 COMPENSATION means all of a Participant's wages from the Employer, which are subject to federal income tax withholding, and certain elective deferrals (e.g., salary reduction contributions to this Plan, and to any Code
Section 457 plan) as described in paragraphs (3) and (8) of Section 6051(a) of the Code.

     Compensation for any Self-Employed Individual means his or her Earned
Income.

     Compensation shall include only that Compensation which actually is paid to the Participant during the Plan Year.

     For purposes of the Employer Nonelective Contribution, the Compensation of any Participant taken into account under the Plan for any year may not exceed the dollar limit under Code Section 401(a)(17). This dollar limitation shall be adjusted automatically at the same time and in the same manner as any cost-of-living adjustment made by the Secretary of the Treasury under Code
Section 415(d) (as modified by Code Section 401(a)(17)). The Code Section 401(a)(17) dollar limit is one hundred sixty thousand dollars ($160,000.00) for 1997.

     1.6 EARNED INCOME means, with respect to a Self-Employed Individual, the net earnings from self-employment in the trade or business with respect to which the Plan is established for which the personal services of the individual are a material income-producing factor, determined under Code Section 1402(a) prior to subtracting any contributions made pursuant to this Plan on behalf of the individual.

     1.7 EFFECTIVE DATE means the date the Plan becomes effective as indicated in the Adoption Agreement.

     1.8 ELECTION PERIOD means the period during which a Participant may make a salary reduction contribution election under the Plan. The Election Period shall be the period or periods specified in the Adoption Agreement and shall include
(i) the sixty (60) day period immediately before the beginning of any Plan Year and the sixty (60) day period immediately before the first day such Participant is eligible to participate or any shorter period as may be allowed under rules or procedures promulgated by the Internal Revenue Service, and (ii) any other periods designated by the Employer.

     1.9 ELIGIBLE EMPLOYEE means any Employee of the Employer, except those Employees excluded from participation in the Plan as specified in the Adoption Agreement.

     1.10 ELIGIBLE EMPLOYER means an Employer who, for the Plan Year, has no more than one hundred (100) Employees who received at least five thousand dollars ($5,000) of Compensation from the Employer for the preceding Plan Year, and who maintains no other qualified plan (as defined in Code Section 219(g)(5)(A) or (B)) with respect to which contributions were made, or benefits were accrued, for service in any Plan Year in the period beginning with the Plan Year this Plan became effective and ending with the Plan Year for which the determination is being made. In addition, an Eligible Employer who establishes and maintains a Simple Plan for one or more Plan Years and who fails to be an Eligible Employer for any subsequent Plan Year, because the Employer fails to have no more than one hundred (100) Employees who received at least five thousand dollars ($5,000) from the Employer for the preceding Plan Year, shall be treated Eligible Employer. If such failure is due to any acquisition, disposition, or similar transaction involving an Eligible Employer, the preceding sentence shall apply only in accordance with rules similar to the rules of Code Section 410(b)(6)(C)(i).

     1.11 EMPLOYEE means any person who is employed by the Employer and any Self-Employed Individual who performs services with respect to the trade or business of the Employer, including any person employed by any Affiliated Employer. In addition, Employee shall include leased employees (as defined in Code Section 414(n)), unless such leased employees are not required to be treated as Employees because of participation in a "safe-harbor" plan (as defined in Code Section 414(n)(5)) and because such leased employees do not constitute more than twenty percent (20%) of the Employer's nonhighly compensated workforce (as defined in Code Section 414(n)(5)).

     1.12 EMPLOYER means the entity as specified in the Adoption Agreement, any Affiliated Employer, any successor which shall maintain this Plan and any predecessor which has maintained this Plan.

     1.13 EMPLOYER CONTRIBUTION means the amount contributed by the Employer to this Plan, and any amounts which are treated as made by the Employer on behalf of leased employees pursuant to Code Section 414(n)(1).

     1.14 EMPLOYER MATCHING CONTRIBUTION means an Employer Contribution made pursuant to this Plan on behalf of a Participant on account of a Salary Reduction Contribution made by such Participant, as described in Section 3.2B of the Plan.

     1.15 EMPLOYER NONELECTIVE CONTRIBUTION means an Employer Contribution made pursuant to this Plan as described in Section 3.2C of the Plan.

     1.16 PARTICIPANT means any Eligible Employee who has met the eligibility requirements specified in the Adoption Agreement and the Plan.

     1.17 PLAN means this plan document and the Adoption Agreement as adopted by the Employer.

     1.18 PRIOR PLAN means a Simple plan which was amended or replaced by adoption of this Plan.

     1.19 PLAN SPONSOR means Legg Mason Wood Walker, Inc. and any successor which sponsors this Plan.

     1.20 PLAN YEAR means the calendar year, or, for the first Plan Year, any shorter period which begins on the Effective Date and ends on the following December 31.

     1.21 SALARY REDUCTION AGREEMENT means an agreement, on a form provided by the Employer, pursuant to which an Eligible Employee may elect to have his or her Compensation reduced and contributed to the Participant's Simple IRA.

     1.22 SALARY REDUCTION CONTRIBUTIONS means contributions made by the Employer to the Plan on behalf of an Eligible Employee pursuant to Section 3.1 of the Plan.

     1.23 SELF-EMPLOYED INDIVIDUAL means an individual who has Earned Income for the taxable year from the trade or business for which the Plan is established, and, also, an individual who would have had Earned Income but for the fact that the trade or business had no net profits for the taxable year.

     1.24 SIMPLE IRA means the Individual Retirement Account or Annuity (IRA) established for each Participant in the Plan, which satisfies the requirements of Code Section 408(a) or 408(b) of the Code, and to which Plan contributions are made and to which the only contributions allowed are contributions under a Simple plan. The Employer shall establish a Simple IRA on behalf of any Eligible Employee not having established one previously and shall communicate to the Eligible Employee the name and address of the institution at which the IRA has been established. The Participant may make withdrawals from his or her Simple IRA at any time, subject to the rules governing premature and other distributions from a Simple IRA. The Participant at all times shall be one hundred percent (100%) vested in all contributions to the Simple IRA.

     1.25 TRUSTEE means the trustee or custodian for the Participant's Simple
IRA.

Article II
Eligibility and Participation

2.1 Eligibility Requirements

     Each Eligible Employee of the Employer who fulfills the eligibility requirements specified in the Adoption Agreement shall become a Participant on the first day of the Plan Year in which he or she met such requirements. Each Participant must establish a Simple IRA to which Contributions under this Plan will be made.

2.2 Participation

     A.  Notification of Eligibility.

     Each Plan Year, the Employer shall notify each Eligible Employee of his or her eligibility to make Salary Reduction Contributions to the Plan and to receive Employer Contributions under the Plan. This notification shall occur no later than the November 2 preceding the Plan Year.

     B. Establishment of a Simple IRA.

     If a Participant fails to establish a Simple IRA for whatever reason, the Employer may execute any necessary documents to establish a Simple IRA on behalf of the Participant.

2.3 Participation Requirements

A. Enrollment Requirements.

     Each Eligible Employee who wishes to enroll as a Participant must complete, sign and deliver to the Employer a Salary Reduction Agreement during the Election Period. In addition, the Employer in a uniform and nondiscriminatory manner may provide additional opportunities for an Eligible Employee to enroll as Participant in accordance with procedures established by the Employer.

B. Modification of Salary Reduction Agreements.

     A Participant may modify his or her Salary Reduction Agreement to increase or decrease the amount of his or her Compensation deferrals into his or her Simple IRA under the Plan. A Participant who wishes to make such a modification shall complete, sign and file a new Salary Reduction Agreement with the Employer during the Election Period. In addition, if the Employer in a uniform and nondiscriminatory manner permits, a Participant may modify his or her Salary Reduction Agreement more frequently in accordance with procedures established by the Employer.

C. Cessation of Salary Reduction Contributions.

     A Participant may cease his or her Salary Reduction Contributions at any time during the Plan Year by revoking his or her Salary Reduction Election, in writing, provided to the Employer. A Participant's Salary Reduction Contributions shall cease upon his or her termination of employment, or upon termination of the Plan, if earlier.


D. Recommencement of Salary Reduction Contributions.

     A Participant who has ceased his or her Salary Reduction Contributions during the Plan Year, may not recommence his or her Salary Reduction Contributions until the first day of the first Plan Year following the effective date of his or her cessation of Salary Reduction Contributions, unless the Employer, in a uniform and nondiscriminatory manner, permits such recommencement at an earlier date.

2.4 Determinations Under This Section

     The Employer shall determine each Employee's eligibility under the Plan. This determination shall be conclusive and binding upon all persons except as otherwise provided herein or by law.

Article III
Contributions and Allocation

3.1 Salary Reduction Contributions

     At the election of an Eligible Employee, the Employer shall contribute Salary Reduction Contributions to the Simple IRA of such Eligible Employee. Salary Reduction Contributions for an Eligible Employee shall be contributed to the Participant's Simple IRA by the Employer no later than the thirtieth (30th) day following the last day of the month with respect to which the contributions are made. Thus, for example, amounts that an Eligible Employee elects to defer with respect to the month of March of a Plan Year must be contributed by the Employer to the Eligible Employee's Simple IRA not later than the following April 30th.

3.2 Employer Contributions

A. Required Contributions.

     Each Plan Year, the Employer shall make either the Matching Contribution described in Section 3.2B or the Nonelective Contribution described in Section 3.2C to the Simple IRAs of Participants. Such contributions for any Plan Year shall be made not later than the due date for filing the Employer's tax return, including extensions, for the taxable year that includes the last day of the calendar year for which the contributions are made.

B. Matching Contributions.

     The Employer may satisfy the requirements set forth in Section 3.2A by making a Matching Contribution to the Simple IRA of each Eligible Employee for the Plan Year in an amount equal to the amount of the Eligible Employee's Salary Reduction Contribution, not in excess of three percent (3%) of the Eligible Employee's Compensation for the Plan Year (the "Matching Contribution percentage"). Instead of the three percent (3%) Matching Contribution percentage referred to in the previous sentence, the Employer may elect to apply a lower Matching Contribution percentage (not less than one percent (1%)) for any Plan Year for all Eligible Employees if the Employer notifies the Eligible Employees within a reasonable period of time before the Election Period for such Plan Year that the Employer will be making the lower rate of Matching Contribution. The Employer may not elect a lower Matching Contribution percentage for any Plan Year if that election would result in the Matching Contribution percentage being lower than three percent (3%) in more than two (2) of the Plan Years in the five
(5) year period ending with such Plan Year. The Employer shall be treated as if the Matching Contribution percentage was equal to three percent (3)% of Compensation for any year prior to the year the Plan (or any Prior Plan) first is effective.

C. Nonelective Contribution.

     The Employer may satisfy the requirement set forth in Section 3.2A by making a Nonelective Contribution of two percent (2%) of Compensation to the Simple IRA of each Participant who has at least five thousand dollars ($5,000) of Compensation (or such lesser amount of Compensation as may be specified in the Adoption Agreement) from the Employer for the Plan Year provided the Employer notifies the Employees eligible to participate in the Plan within a reasonable period of time before the Election Period for such Plan Year that the Employer will be making a Nonelective Contribution.

3.3 No Other Contributions

     The Employer shall make no contributions to the Simple IRAs of Participants other than Salary Reduction Contributions made pursuant to Section 3.1 and those contributions required under Section 3.2. Nothing herein shall prevent an Employee from rolling over or transferring funds from another Simple IRA to a Simple IRA maintained under this Plan.

3.4 Vesting and Withdrawal Rights

     All Employer Contributions made under the Plan on behalf of Employees shall be fully vested and nonforfeitable at all times. Each Employee shall have an unrestricted right to withdraw at any time all or a portion of Contributions made on his or her behalf to his or her Simple IRA. However, withdrawals are subject to the taxation and penalty provisions of the Code which are applicable to distributions from SIMPLE-IRAs.

     An amount withdrawn from the Simple-IRA generally is includible in gross income. However, a Simple-IRA balance may be rolled over or transferred on a tax-free basis to another Simple IRA. In addition, an individual may roll over or transfer his or her Plan balance to any IRA on a tax-free basis after a two
(2) year period has expired since the individual first participated in the Plan. Any rollover or transfer must comply with the requirements under Section 408 of the Code.

     If an individual withdraws an amount from the Plan during the two (2) year period beginning when the individual first participated in the Plan and the amount is subject to the additional tax on early distribution under Section 72(t) of the Code, this additional tax is increased from ten percent (10%) to twenty five percent (25%).

3.5 Simplified Employer Reports

     The Employer shall furnish reports, relating to account activity under the Plan, in the time and manner and containing the information prescribed by the Secretary of the Treasury. The Employer shall furnish information to the trustee, custodian or issuer of Simple IRAs of Participants as such trustee, custodian or issuer may reasonably request to enable it to fulfill its reporting and other responsibilities in connection with this Plan or the Simple IRAs of Participants.

Article IV
Amendment or Termination of Plan

4.1 Amendment by Employer

     The Employer reserves the right to amend the elections made or not made on the Adoption Agreement by executing a new Adoption Agreement and delivering a copy of the same to the Plan Sponsor. The Employer shall not have the right to amend any nonelective provision of the Adoption Agreement nor the right to amend provisions of this plan document. If the Employer adopts an amendment to the Adoption Agreement or plan document in violation of the preceding sentence, the Plan will be deemed to be an individually designed plan and the Employer no longer may participate in this Plan.

4.2 Amendment by Plan Sponsor

     By adopting this Plan, the Employer delegates to the Plan Sponsor the power to amend or replace the Adoption Agreement or the Plan to conform them to the provisions of any law, regulations or administrative rulings pertaining to Simple plans and to make such other changes to the Plan, which, in the judgment of the Plan Sponsor, are necessary or appropriate. The Employer shall be deemed to have consented to all such amendments; provided however, that no changes may be made without the consent of the Employer if the effect would be to substantially change the costs or benefits under the Plan. The Plan Sponsor shall not have the obligation to exercise or not to exercise the power delegated hereunder. The Plan Sponsor shall notify the Employer should it discontinue sponsorship of the Plan.

4.3 Limitations on Power to Amend

     No amendments by either the Employer or the Plan Sponsor shall reduce or otherwise adversely affect any benefits of a Participant acquired prior to such amendment unless it is required to maintain compliance with any law, regulation or administrative ruling pertaining to Simple plans.

4.4 Termination

     While the Employer expects to continue the Plan indefinitely, the Employer shall not be under any obligation or liability to continue contributions or to maintain the Plan for any given length of time. The Employer may terminate the Plan at any time by appropriate action of its managing body. This Plan shall terminate on the adjudication of the Employer as bankrupt or the liquidation or dissolution of the Employer.

4.5 Notice of Amendment, Termination

     Any amendment or termination shall be communicated by the Employer to all appropriate parties as required by law. Amendments made by the Plan Sponsor shall be furnished to the Employer and communicated by the Employer to all appropriate parties as required by law. Any filings required by the Internal Revenue Service or any other regulatory body relating to the amendment or termination of the Plan shall be made by the Employer.

4.6 Continuance of Plan by Successor Employer

     A successor of the Employer may continue the Plan and be substituted in place of the Employer. The successor and the Employer (or if deceased, the executor of the estate of a deceased Self-Employed Individual who was the Employer) must execute a written instrument authorizing such substitution and the successor must complete and sign a new Adoption Agreement.

4.7 Sending of Notices by U.S. Mail

     Any notice required under this Plan may be provided by U.S. mail. If mailed, a notice will be considered effective at the time it is mailed to the last known address of the intended recipient which is on file with the provider of the notice.

Article V
Miscellaneous

5.1 No Right to Employment

     Nothing contained in the Plan shall be construed as a contract of employment between the Employer and the Employee, nor shall anything contained in the Plan give any Employee any rights of continued employment with the Employer or limit the right of the Employer to discharge any Employee with or without cause. Participation in this Plan shall not give any person the right to be retained in the employ of the Employer, or any right or interest in this Plan other than as herein provided.

5.2 Headings

     The headings and sub-headings in this instrument are inserted for convenience of reference only and are not to be considered in construing the provisions hereof.

5.3 Counterparts

     This Plan may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

5.4 Governing Law

     This Plan shall be construed, administered and governed in all respects under and by the laws of the State of Maryland, except to the extent Maryland law shall have been preempted by ERISA.

5.5 Rules and Regulations

     By becoming a Participant, every Participant shall thereby be deemed to have agreed to abide by the rules and regulations established in accordance with this Plan, and to sign all papers necessary for the compliance therewith.

07
     Internal Revenue Service                            Department of the Treasury

Prototype SEP with Salary Reduction Feature 002
FFN: 50436980700-002  Case: 9380093  EIN: 52-0902557     Washington, DC 20224
Letter Serial No: D411188a
                                                         Person to Contact: Ms. Arrington
   (right arrow) LEGG MASON WOOD WALKER INC
                                                         Telephone Number: (202) 566-6814
                 111 SOUTH CALVERT STREET
                                                         Refer Reply to: E:EP:Q:0
                 BALTIMORE, MD  21202
                                                         Date: 02/22/93

Dear Applicant:

In our opinion, the form of your Simplified Employee Pension (SEP) arrangement is acceptable under section 408(k) of the Internal Revenue Code. This SEP arrangement is approved for use only in conjunction with an Individual Retirement Arrangement (IRA) which meets the requirements of Code section 408 and has received a favorable opinion letter, or a model IRA (Forms 5305 and 5305-A).

Employers who adopt this approved plan will be considered to have a retirement savings program that satisfies the requirements of Code section 408 provided that it is used in conjunction with an approved IRA. Please provide a copy of this letter to each adopting employer.

Code section 408(l) and related regulations require that employers who adopt this SEP arrangement furnish employees in writing certain information about this SEP arrangement and annual reports of savings program transactions.

Your program may have to be amended to include or revise provisions in order to comply with future changes in the law or regulations.

If you have any questions concerning IRS processing of this case, call us at the above telephone number. Please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter. Please provide those adopting this plan with your phone number, and advise them to contact your office if they have any questions about the operation of this plan.

You should keep this letter as a permanent record. Please notify us if you terminate the form of this plan.

                                       Sincerely yours,

                                       /s/ John Swieca
                                       -------------------------
                                       John Swieca
                                       Chief, Employee Plans
                                       Qualifications Branch

Employer Guidelines

           The following steps must be taken by an adopting Employer prior to this Simple Plan becoming effective:

           Step One: Each employee who will be eligible to participate in the Simple Plan must complete and execute a Legg Mason IRA Adoption Agreement and such Adoption Agreement must be accepted by Legg Mason, as Custodian.

           Step Two: The Employer must complete and execute the Adoption Agreement for Legg Mason Wood Walker, Inc. Savings Incentive Match Plan for Employees ("Simple Plan") and such Adoption Agreement must be accepted by Legg Mason.

           Step Three: The Employer should distribute to eligible employees the Legg Mason Wood Walker, Inc. Savings Incentive Match Plan for Employees and Adoption Agreement, and Employee Notification and Salary Reduction Agreement.

           The following steps should be taken by a sponsoring employer each year with respect to the Simple Plan:

           Step One: Notify employees before November 1 of the Employer contribution for the next year using the Notification to Eligible Employees. Include with this Notice, a copy of the Simple Plan, the Adoption Agreement and a Salary Reduction Agreement.

           Step Two: Make the salary reduction contributions for each month, no later than the 30th day after the end of the month.

           Step Three: Determine and make the required employer contributions for the year and notify participating employees of the amount of such contributions.

           Legg Mason, Inc., provides securities brokerage, investment advisory, corporate and public finance, and mortgage banking services to individuals, institutions, corporations, and municipalities. We serve our brokerage clients through over 90 offices.

           As investment advisors, we manage more than $23 billion in assets for private accounts and mutual funds. Our mortgage banking subsidiaries have direct and master servicing responsibility for $12 billion of commercial mortgages.






           Legg Mason, Inc., provides securities brokerage, investment advisory, corporate and public finance, and mortgage banking services to individuals, institutions, corporations, and municipalities. We serve our brokerage clients through over 90 offices.

           As investment advisors, we manage more than $23 billion in assets for private accounts and mutual funds. Our mortgage banking subsidiaries have direct and master servicing responsibility for $12 billion of commercial mortgages.